SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [ ]

[ ]     Preliminary Proxy Statement
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                IVAX CORPORATION
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee:

[X]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)      Title of each class of securities to which transaction applies:
        (2)      Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        (4)      Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)      Amount Previously Paid:
        (2)      Form, Schedule or Registration Statement No.:
        (3)      Filing Party:
        (4)      Date Filed:

                                IVAX CORPORATION

PHILLIP FROST, M.D.                                               MIAMI, FLORIDA
Chairman of the Board and
Chief Executive Officer

                                 June 28, 1995

         Dear Fellow Shareholder:

                  You are cordially invited to attend the 1995 annual meeting of shareholders of IVAX Corporation (the "Company"). The meeting will be held at 10:00 a.m. on Friday, July 28, 1995, at the Doral Golf Resort and Spa, Grand Ballroom C, 4400 Northwest 87th Avenue, Miami, Florida.

                  The enclosed notice and proxy statement contain details concerning the business to be considered at the meeting. The Board of Directors of the Company recommends a vote "FOR" the election of sixteen directors to serve until the 1996 annual meeting of shareholders.

                  We sincerely hope that you will be present at the annual meeting. Whether or not you plan to attend, please complete, sign, date and return the accompanying proxy card in the enclosed envelope to ensure that your shares will be represented at the meeting.

                  A copy of the Company's 1994 Annual Report to Shareholders is also enclosed.

                                                        Sincerely,

                                                        /s/ PHILLIP FROST, M.D.

                                                        Phillip Frost, M.D.

                                IVAX CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 28, 1995

To the Shareholders of
IVAX Corporation:

         The annual shareholders meeting of IVAX Corporation (the "Company") will be held at the Doral Golf Resort and Spa, Grand Ballroom C, 4400 Northwest 87th Avenue, Miami, Florida, on Friday, July 28, 1995, at 10:00 a.m., local time, for the following purposes:

         (1) to elect sixteen directors to serve until the 1996 annual meeting of shareholders; and

         (2) to transact such other business as may properly come before the meeting.

         Only shareholders of record at the close of business on June 19, 1995 are entitled to notice of and to vote at the meeting or any adjournments thereof. A list of such shareholders will be available for inspection during normal business hours at the offices of the Company located at 8800 Northwest 36th Street, Miami, Florida during the 10 days preceding the meeting.

                                              By Order of the Board of Directors

                                              ARMANDO A. TABERNILLA
                                              SECRETARY

Miami, Florida
June 28, 1995

YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                IVAX CORPORATION

                           8800 NORTHWEST 36TH STREET
                           MIAMI, FLORIDA 33178-2404
                                 (305) 590-2200

                                PROXY STATEMENT

         This proxy statement is furnished by the Board of Directors of IVAX Corporation, a Florida corporation (the "Company"), in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held on July 28, 1995 (the "Annual Meeting"), at the time and place set forth in the accompanying Notice of Annual Meeting of Shareholders, and at any adjournments thereof. Mailing of the proxy statement and the accompanying proxy card to shareholders will commence on or about June 28, 1995.

         Record holders of common stock, par value $.10 per share (the "Common Stock"), at the close of business on June 19, 1995 (the "Record Date") are entitled to one vote for each share held on all matters to be considered at the Annual Meeting. On the Record Date, 114,915,558 shares of Common Stock were outstanding and entitled to vote.

VOTING

         All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in accordance with the directions given and, in connection with any other business that may properly come before the Annual Meeting, in the discretion of the persons named in the proxy. With respect to the proposal to elect sixteen directors to serve until the 1996 annual meeting, shareholders may vote in favor of all nominees or withhold their votes as to all or specific nominees. If no direction is given on a proxy, it will be voted for the election of all director nominees.

         A proxy delivered pursuant to this solicitation is revocable at any time prior to its exercise by giving written notice to the Secretary of the Company, by delivering a later dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

         A majority of the outstanding shares of Common Stock, represented in person or by proxy, constitutes a quorum for transaction of business at the Annual Meeting. The election of directors will require the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting; accordingly, votes that are withheld and broker non-votes will not affect the outcome of the election.

PRINCIPAL SECURITY HOLDERS

         The following table sets forth certain information with respect to the only persons known by the Company to own beneficially in excess of five percent of the outstanding shares of Common Stock as of June 1, 1995.

                                                  NUMBER               PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER             OF SHARES            OF CLASS
- - ------------------------------------             ---------            --------
Phillip Frost, M.D.                             14,034,762 (1)          12.2%
8800 Northwest 36th Street
Miami, Florida 33178-2404

Azure Limited                                    7,988,493 (2)           7.0%
c/o Charter Management, Ltd.
Town Mills
Trinity Square
St. Peter Port
Guernsey, Channel Islands

Heine Securities Corporation                     7,583,812 (3)           6.6%
51 John F. Kennedy Parkway
Short Hills, new Jersey 07078

- - --------------
(1) Includes 65,250 shares held directly, 544 shares held by the Employee Savings Plan, 112,500 shares which may be acquired pursuant to stock options exercisable within 60 days of June 1, 1995, 13,648,413 shares held by Frost-Nevada Limited Partnership ("FNLP"), 15,748 shares which may be acquired by FNLP upon conversion of $500,000 in principal amount of the Company's 6 1/2% Convertible Subordinated Notes Due 2001, 192,307 shares which may be acquired by FNLP upon conversion of a $1,000,000 convertible debenture. Dr. Frost is the sole limited partner of FNLP and the sole shareholder, officer and director of Frost-Nevada Corporation, the general partner of FNLP. Dr. Frost disclaims beneficial ownership of an additional 123,034 shares held of record by his wife. Dr. Frost is a director and executive officer of the Company.

(2) Azure Limited holds the shares as trustee for Charter Trust Company, the trustee of the I. Kaye Family Trust, created by Mr. Isaac Kaye in 1988. The beneficiaries of the I. Kaye Family Trust may include, among others, Mr. Kaye's children. Mr. Kaye is neither a beneficiary nor a trustee of such trust, and he disclaims beneficial ownership of all of the shares owned by Azure Limited. Mr. Kaye is a director and executive officer of the Company.

(3) According to information contained in Schedule 13G filed by Heine Securities Corporation ("HSC"), a registered investment advisor, and Michael F. Price, its president (i) one or more of HSC's advisory clients is the legal owner of the shares, (ii) pursuant to investment advisory agreements with HSC's clients, HSC and Mr. Price have sole investment discretion and voting authority with respect to such shares, and (iii) HSC and Mr. Price disclaim beneficial ownership with respect to such shares.

                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS

      The Board of Directors set the number of directors constituting the Board at sixteen directors. The persons named below were designated by the Board of Directors as nominees for election as directors to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. All of the nominees except Dr. Hsiao and Messrs. Bentsen, Daniels and Gottsegen are incumbent directors and were previously elected by the shareholders. Dr. Hsiao and Messrs. Bentsen, Daniels and Gottsegen were appointed by the Board of Directors in February 1995 to fill vacancies on the Board. Although management does not anticipate that any nominee will be unable or unwilling to serve as director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors constituting the Board.

      In connection with the acquisition of Norton Healthcare Limited, the Company's principal United Kingdom pharmaceuticals subsidiary, the Company agreed to nominate Mr. Kaye for successive terms as a director for so long as he is an employee of the Company or any of its subsidiaries pursuant to his existing employment agreement, described below under "Executive Compensation." In connection with the December 1994 acquisition of Zenith Laboratories, Inc., the Company agreed to nominate Messrs. Daniels and Gottsegen to the Board through 1997, and to use reasonable efforts to have them elected.

MARK ANDREWS         Mr. Andrews has served as the Chairman of the Board of
Director since 1987  Directors and Chief Executive Officer of American
Age 45               Exploration Company (oil and gas exploration and
                     production) since 1980, and was its President from 1980 to 1988.

LLOYD BENTSEN        Mr. Bentsen served as the 69th Secretary of the Treasury of
Director since 1995  the United States from January 1993 until December 1994.
Age 74               From 1971 until his appointment as Secretary of the
                     Treasury, he served as a United States Senator from the State of Texas. He is a director of Panhandle Eastern, Inc.
                     (natural gas), American International Group, Inc.
                     (insurance) and AEA Investors Inc.(investment firm).

ERNST BIEKERT, PH.D. Dr. Biekert is a professor at the University of Heidelberg Director since 1991 in Germany. He was the Chairman of the Board and Chief
Age 71 Executive Officer of Knoll A.G.(pharmaceuticals) from 1968 to 1985. Dr. Biekert was a consultant to BASF A.G. (chemicals and pharmaceuticals) from 1985 to 1987 and was Chairman of its pharmaceutical division from 1975 to 1985.

LESLIE B. DANIELS    Mr. Daniels has been a principal of C.A.I. Advisors & Co.,
Director since 1995  an investment firm, since 1988. Mr. Daniels was Chairman of
Age 48               the Board of Directors of Zenith Laboratories, Inc. from
                     April 1990 to December 1994, and a director from December
                     1989 to December 1994.

DANTE B. FASCELL     Mr. Fascell has been a partner of Holland & Knight, a
Director since 1993  Florida law firm, since May 1994. He was of counsel to Fine
Age 78               Jacobson Schwartz Nash & Block, P.A., a Florida law firm,
                     from 1993 to 1994. From 1955 to 1993, he served as a member of the United States House of Representatives, and was Chairman of the House Foreign Affairs Committee from
                     1984 to January 1993.

JACK FISHMAN, PH.D. Dr. Fishman has served as Vice Chairman of the Board since Director since 1987 1991. From 1991 to February 1995, he served as the
Age 64 Company's Chief Scientific Officer. He is an Adjunct Professor at The Rockefeller University and Director of Research of Strang Cornell Cancer Research Laboratory, a non-profit entity associated with Cornell University Medical College. Dr. Fishman was President of the Company from 1988 to 1991, and served as a Research Professor of Biochemistry and Molecular Biology at the University of Miami from 1988 to 1992.

PHILLIP FROST, M.D. Dr. Frost has served as Chairman of the Board of Directors Director since 1987 and Chief Executive Officer of the Company since 1987. He
Age 58 served as the Company's President from July 1991 until January 1995. He was the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to 1986. He is Vice Chairman of the Board of Directors of North American Vaccine, Inc., and a director of American Exploration Company (oil and gas exploration and production), Intercontinental Bank, NaPro BioTherapeutics, Inc. (biopharmaceutical research and development), and Whitman Medical Corp. (proprietary education). He is a trustee of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

HAROLD S. GENEEN     Mr. Geneen has served as the Chairman of the Board of
Director since 1992  Directors of Gunther International Ltd. (automated document
Age 85               assembly systems) since September 1993. He also serves on
                     the boards of a number of privately-held companies. He was Chairman of the Board of Directors of Finlay Enterprises,
                     Inc. (retail jewelry) from 1988 through 1993. Mr. Geneen was Chairman of the Board of Directors of ITT Corporation from 1965 until 1979, remained on the Board of Directors of ITT Corporation until 1983, and presently is Chairman
                     Emeritus of ITT Corporation. He is a member of the Board of Trustees of New York University, the Board of Trustees of the Salk Institute, and the Board of Governors of the University of Miami School of Medicine.

PETER M. GOTTSEGEN   Mr. Gottsegen has been a principal of C.A.I. Advisors &
Director since 1995  Co., an investment firm, since January 1987. He was a
Age 50               director of Zenith Laboratories, Inc. from 1989 to December
                     1994.

JANE HSIAO, PH.D.    Dr. Hsiao has served as the Company's Vice Chairman-
Director since 1995  Technical Affairs since February 1995. From 1992 until
Age 48               February 1995, she served as the Company's Chief Regulatory
                     Officer and Assistant to the Chairman, and Vice President-
                     Quality Assurance and Compliance of Baker Norton
                     Pharmaceuticals, Inc., the Company's principal proprietary pharmaceutical subsidiary. From 1988 to 1992, Dr. Hsiao was
                     Vice President-Quality Assurance, Quality Control and
                     Regulatory Affairs of Baker Norton Pharmaceuticals, Inc.

LYLE KASPRICK        Mr. Kasprick is a private investor. He has served as a
Director since 1987  director of North American Vaccine, Inc. since 1989, and
Age 62               served as its Chairman from June 1991 to January 1995. Mr.
                     Kasprick is a member of the Board of Directors of the University of North Dakota Foundation.

ISAAC KAYE           Mr. Kaye has served as Deputy Chief Executive Officer of
Director since 1990  the Company since 1990, and as Chief Executive Officer of
Age 65               Norton Healthcare Limited, the Company's principal United
                     Kingdom pharmaceutical subsidiary, since 1990. He was an employee of Norton Healthcare from 1988 to 1990. Mr. Kaye is a director of Whitman Medical Corp. (proprietary education).

HARVEY M. KRUEGER    Mr. Krueger has served as a Senior Managing Director of
Director since 1991  Lehman Brothers since 1991. For more than five years prior
Age 66               thereto, he was a Managing Director of Lehman Brothers and its predecessor companies. He is a director of Automatic
                     Data Processing, Inc. (computing services), R.G. Barry
                     Corp. (footwear), Club Med, Inc. (resorts), and Chaus, Inc.
                     (women's clothing).

JOHN H. MOXLEY       Dr. Moxley has served as Vice President of Korn/Ferry
 III, M.D.           International (executive recruiting firm) since 1989. From
Director since 1989  1987 to 1989, he was a self-employed medical consultant.
Age 60               From 1981 to 1987, Dr. Moxley served as Senior Vice
                     President of Corporate Planning and Alternative Services for American Medical International, Inc. (hospital ownership and management).

M. LEE PEARCE, M.D. Dr. Pearce is a private investor. Since 1987, he has served Director since 1989 as Chairman, President and Chief Executive Officer of
Age 64 General Health, L.P. (hospital and health care management consulting firm). From 1989 to 1990, he was Chairman of the Board of Directors of AmeriFirst Bank. He is a director of OrNda Healthcorp (hospitals).

MICHAEL WEINTRAUB    Mr. Weintraub is a private investor. Since 1979, he has
Director since 1987  been a director of Gibson Security Corp., a privately-owned
Age 57               investment company, and has served as its Chairman and
                     President since 1990. Mr. Weintraub is a director of The
                     Continental Corporation (insurance holding company) and NationsBank Corporation (bank holding company).

DIRECTOR COMPENSATION

      During 1994, each director who was not employed by the Company received $1,200 per year and an additional $250 for each board or committee meeting attended, and was reimbursed for expenses incurred in attending meetings. Effective January 1, 1995, each non-employee director will receive $10,000 per year, and will be reimbursed for expenses incurred in attending board and committee meetings. Pursuant to the 1994 Stock Option Plan, non-employee directors automatically are granted each year, on the first business day following the Company's annual meeting of shareholders, non-qualified options to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors held eight meetings during 1994. During 1994, all directors attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served during the period in which they served except Mr. Geneen. The Board of Directors has four standing committees, described below. The Board of Directors does not have a nominating committee, and the usual functions of such a committee are performed by the entire Board of Directors.

      EXECUTIVE COMMITTEE. The Executive Committee has the authority to act for the Board of Directors on certain matters during intervals between meetings of the Board of Directors. The Executive Committee, the current members of which are Drs. Frost and Fishman and Mr. Kaye, did not hold any meetings during 1994, but did approve certain actions by written consent during the year.

      AUDIT COMMITTEE. The principal functions of the Audit Committee include reviewing the adequacy of the Company's internal systems of accounting controls, recommending to the Board of Directors the appointment of independent auditors, conferring with independent auditors and internal auditors concerning the scope of their examinations of the books and records of the Company and their independence, reviewing the financial statements of the Company and management's disclosures, reviewing the independent auditors' findings and recommendations, and considering other appropriate matters regarding the financial affairs of the Company. The Audit Committee, the current members of which are Messrs. Andrews, Geneen, Kasprick and Krueger, held four meetings during 1994.

      COMPENSATION AND STOCK OPTION COMMITTEE. The principal functions of the Compensation and Stock Option Committee are to approve or recommend to the Board of Directors remuneration arrangements and compensation plans involving the Company's directors and executive officers, to review with management the Company's fringe benefit programs, and to administer the Company's stock option plans. The Compensation and Stock Option Committee, the current members of which are Mr. Weintraub and Drs. Moxley and Pearce, held four meetings during 1994.

      REGULATORY COMPLIANCE COMMITTEE. The principal function of the Regulatory Compliance Committee is to review with management the Company's compliance with regulatory requirements. The Regulatory Compliance Committee, the current members of which are Mr. Fascell and Dr. Biekert, held two meetings during 1994.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% shareholders to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities with the Securities and Exchange Commission and the American Stock Exchange. Directors, executive officers and 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to the Company and written representations from the Company's directors and executive officers that no other reports were required, the Company believes that, during 1994, the Company's directors, executive officers and 10% shareholders complied with all
Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Dr. Fishman is entitled to receive $87,500 upon the first commercial sale of a product covered by the patents relating to nalmefene, a compound under development by the Company. The payment was authorized in connection with the purchase of certain patents relating to nalmefene, as partial consideration to Dr. Fishman for the waiver of certain rights as the inventor under such patents.

      Frost-Nevada Limited Partnership, a limited partnership beneficially owned by Dr. Frost, holds $1,000,000 in principal amount of certain convertible subordinated debentures issued by the Company in 1990. The debentures are convertible into Common Stock at a price of $5.20, which is a 20% premium over the market price of the Common Stock on the date the debentures were issued. The debentures bear interest at a rate of 9%, pay interest quarterly, and are due in 1995.

      In January 1989, the Company exchanged shares of Common Stock for preferred stock of North American Vaccine, Inc. ("NAVA") presently convertible into approximately 6% of NAVA's outstanding common stock. NAVA is engaged in the research, development and manufacture of vaccines, primarily for the prevention of pediatric infectious diseases. Certain executive officers and directors of the Company serve as directors of NAVA.

      The Company owns common stock and warrants to acquire common stock constituting an aggregate of approximately 16% of the outstanding common stock of NaPro BioTherapeutics, Inc. ("NaPro"), and is a party to an exclusive agreement with NaPro to develop and market in certain territories paclitaxel supplied by NaPro. Certain executive officers and directors of the Company serve as directors of NaPro.

      The Company is a party to a consulting agreement with Mr. Bentsen pursuant to which he receives each year (1) $25,000, less any fees paid for his service as a director of the Company, and (2) options to purchase 25,000 shares of Common Stock, less any options received for his service as a director of the Company. The agreement has a term of one year, and automatically renews for successive one year terms unless terminated by either party.

EXECUTIVE OFFICERS WHO ARE NOT NOMINEES

      Set forth below is a summary of the background and business experience of the executive officers of the Company who are not nominees for director.

      SAMUEL BRODER, M.D. Dr. Broder, age 50, has served as the Company's Senior Vice President-Research and Development and Chief Scientific Officer since March 1995. He held various positions at the National Cancer Institute since 1972, serving as its Director from 1989 until February 1995.

      MICHAEL W. FIPPS. Mr. Fipps, age 52, has served as the Company's Chief Financial Officer since July 1994. From 1973 to June 1994, he held various positions at Bergen Brunswig Corporation (pharmaceutical wholesaler), serving as its Vice President and Treasurer from 1985 to June 1994.

      NORWICK B.H. GOODSPEED. Mr. Goodspeed, age 45, has been President and Chief Executive Officer of McGaw, Inc., the Company's intravenous products subsidiary, since December 1993. From May 1991 until December 1993, Mr. Goodspeed was Senior Vice President, Sales and Marketing of McGaw, Inc. From September 1988 to May 1991, he was the President and Chief Executive Officer of Vical, Inc. (gene therapy).

      JOHN H. KLEIN. Mr. Klein, age 49, has been President of the Company's North American Multi-Source Pharmaceutical Group since January 1995, and President of Zenith Goldline Pharmaceuticals, Inc., the Company's principal domestic generic pharmaceutical subsidiary, since May 1995. He was President and Chief Executive Officer of Zenith Laboratories, Inc. from May 1989 until its acquisition by the Company in December 1994.

      RICHARD C. PFENNIGER, JR. Mr. Pfenniger, age 39, has served as the Company's Chief Operating Officer since May 1994, and as the President of the Company's Health Care Group since January 1995. He served as Senior Vice President-Legal Affairs and General Counsel of the Company from 1989 to May 1994 and as Secretary from 1990 to 1994. Prior to joining the Company, Mr. Pfenniger was engaged in private law practice, most recently as a member of the law firm of Greer, Homer & Bonner, P.A. in Miami, Florida. Mr. Pfenniger is a director of NaPro BioTherapeutics, Inc. (biopharmaceutical research and development), Whitman Medical Corp. (proprietary education) and North American Vaccine, Inc.

      GERALD M. SALUTI, PH.D. Dr. Saluti, age 51, has served as President of IVAX Industries, Inc., the Company's specialty chemicals subsidiary, since 1992. From 1969 until 1991, he held various positions at American Cyanamid Company (pharmaceuticals, chemicals and agriculture), and was President of its Polymer Products Division from 1986 to 1991.

STOCK OWNERSHIP OF MANAGEMENT

      The following table indicates, as of June 1, 1995, (1) the number of shares of Common Stock beneficially owned by each director (all of whom are also nominees for director) and by the executive officers named in the "Summary Compensation Table" under "Executive Compensation" below, and by all directors and executive officers as a group, and (2) the percentage such shares represent of the total outstanding shares of Common Stock. All shares were owned directly with sole voting and investment power unless otherwise indicated.

                                               SHARES
NAME OR IDENTITY                            BENEFICIALLY           PERCENT OF
   OF GROUP                                  OWNED (1)                CLASS
- - ----------------                            ------------           ----------
Mark Andrews                                    20,000 (2)               *
Lloyd Bentsen                                        0                   *
Ernst Biekert, Ph.D.                            20,000 (2)               *
Leslie B. Daniels                              762,436 (3)               *
Dante B. Fascell                                15,000 (2)               *
Jack Fishman, Ph.D.                          2,251,960 (4)            2.0%
Phillip Frost, M.D.                         14,034,762 (5)           12.2%
Harold S. Geneen                                25,500 (2)               *
Peter M. Gottsegen                             669,120 (3)               *
Jane Hsiao, Ph.D.                            2,281,363 (6)            2.0%
Lyle Kasprick                                  207,751 (2)               *
Isaac Kaye                                     142,500 (2)               *
Harvey M. Krueger                               21,500 (2)               *
John H. Moxley III, M.D.                        29,450 (2)               *
M. Lee Pearce, M.D.                            306,250                   *
Michael Weintraub                              371,649 (7)               *
Norwick B.H. Goodspeed                          40,081 (2)               *
Richard C. Pfenniger, Jr.                      179,536 (8)               *

All directors and executive                 23,583,024 (9)           20.0%
  officers as a group (22 persons)

- - -------------
      *   Represents beneficial ownership of less than 1%.

                                      -8-


          (1) For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934.

          (2) Includes shares which may be acquired pursuant to stock options exercisable within 60 days of June 1, 1995 as follows: Mr. Andrews (20,000), Dr. Biekert (20,000), Mr. Fascell (13,750), Mr. Geneen (20,000), Mr. Kasprick (20,000), Mr. Kaye (112,500), Mr. Krueger (20,000), Dr. Moxley (26,250), and Mr.
Goodspeed (16,562).

          (3) Includes 23,526 shares which may be acquired pursuant to stock options exercisable within 60 days of June 1, 1995, and 270,620 shares held by Wyvern Partners, Inc., of which each of Messrs. Daniels and Gottsegen are shareholders, officers and directors.

          (4) Includes 10,468 shares held by a child. Dr. Fishman disclaims beneficial ownership of an additional 60,000 shares held as co-trustee of certain trusts for the benefit of certain family members.

          (5) Includes 65,250 shares held directly, 544 shares held by the Employee Savings Plan, 112,500 shares which may be acquired pursuant to stock options exercisable within 60 days of June 1, 1995, 13,648,413 shares held by Frost-Nevada Limited Partnership ("FNLP"), 15,748 shares which may be acquired by FNLP upon conversion of $500,000 in principal amount of the Company's 6 1/2% Convertible Subordinated Notes Due 2001, and 192,307 shares which may be acquired by FNLP upon conversion of a $1,000,000 convertible debenture. Dr. Frost is the sole limited partner of FNLP and the sole shareholder, officer and director of Frost-Nevada Corporation, the general partner of FNLP. Dr. Frost disclaims beneficial ownership of an additional 123,034 shares held of record by his wife.

          (6) Includes 984,285 shares held as trustee for the benefit of certain family members, 43,750 shares which may be acquired pursuant to stock options exercisable within 60 days of June 1, 1995, and 473 shares held by the Employee Savings Plan. Dr. Hsiao disclaims beneficial ownership with respect to an additional 2,674,643 shares beneficially owned by her husband.

          (7) Includes 20,000 shares which may be acquired pursuant to options exercisable within 60 days of June 1, 1995, and 311,649 shares held by Gibson Security Corp., of which Mr. Weintraub is Chairman and President. He is also co-trustee of a trust which owns 96.7% of the shares of Gibson Security Corp. Mr. Weintraub disclaims beneficial ownership of the shares held by Gibson Security Corp.

          (8) Includes 57,500 shares which may be acquired pursuant to stock options exercisable within 60 days of June 1, 1995, 571 shares held on his behalf under the Employee Savings Plan, and 30 shares held by Mr.
Pfenniger's wife under the Employee Savings Plan.

          (9) Includes shares noted in footnotes (2) through (8) as beneficially owned and 1,787,445 additional shares which may be acquired pursuant to stock options exercisable within 60 days of June 1, 1995.

EXECUTIVE COMPENSATION

         The following table contains certain information regarding aggregate compensation paid or accrued by the Company during 1994 to the Chief Executive Officer and to each of the four highest paid executive officers other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE


                                                                     ANNUAL COMPENSATION
                                                            ---------------------------------------      LONG-TERM
                                                                                           OTHER       COMPENSATION
       NAME AND                                                                           ANNUAL       -------------      ALL OTHER
  PRINCIPAL POSITION                          YEAR          SALARY          BONUS      COMPENSATION    STOCK OPTIONS    COMPENSATION
  ------------------                          ----          ------          -----      ------------    -------------    ------------
                                                             ($)             ($)           ($)              (#)            ($)(1)
Phillip Frost, M.D.                           1994         425,000         50,000         - 0 -            50,000           4,400
Chief Executive Officer                       1993         340,000         - 0 -          - 0 -           200,000           3,400
                                              1992         340,000         - 0 -          - 0 -            - 0 -            3,400

Isaac Kaye (2)                                1994         332,150         - 0 -          - 0 -            50,000          49,484
Deputy Chief Executive                        1993         228,140         - 0 -          - 0 -           200,000          41,390
Officer                                       1992         266,000         - 0 -          - 0 -            - 0 -           43,620

Richard C. Pfenniger, Jr.                     1994         258,720         50,000         - 0 -           100,000           4,400
Chief Operating Officer                       1993         200,000         25,000         - 0 -            65,000           4,501
                                              1992         175,000         25,000         - 0 -            - 0 -            4,497

Norwick B.H. Goodspeed                        1994         250,000         75,000(3)      - 0 -           110,000(4)        4,337
President, McGaw, Inc.                        1993         200,000         12,000        269,535(5)        15,690           8,994
                                              1992         170,000         25,000         - 0 -            - 0 -            6,374

Jane Hsiao, Ph.D.                             1994         200,000         - 0 -          - 0 -            25,000           4,400
Vice Chairman-Technical                       1993         187,500         - 0 -          - 0 -            75,000           4,497
Affairs                                       1992         150,000         - 0 -          - 0 -            - 0 -            4,497

- - --------------
         (1) Except for Messrs. Kaye and Goodspeed, the amounts included in the "All Other Compensation" column represent matching contributions made by the Company under the Company's employee savings plan, described below. For Mr. Goodspeed, such amounts represent matching contributions made by McGaw under McGaw's employee savings plan, which was merged into the Company's employee savings plan effective January 1, 1995. For Mr. Kaye, such amounts consist of the use of an automobile and reimbursement for a chauffeur, parking and other automobile-related expenses, all of which are paid pursuant to Mr. Kaye's employment agreement, described below.

         (2) Mr. Kaye's salary and other compensation is paid in British pounds, and the information in the table is based on the average exchange rate during the applicable year.

         (3) Paid in 1995 for service during 1994.

         (4) In March 1994, Mr. Goodspeed was granted options to acquire 110,000 shares of the Common Stock, which options were cancelled in connection with the grant in July 1994 of the 110,000 options indicated in the above table.

         (5) This amount includes payment to or on behalf of Mr. Goodspeed totalling $254,373 for relocation expenses, and payments totalling $15,162 to cover Mr. Goodspeed's tax liability on the relocation expenses paid directly to him.

         Mr. Kaye is a party to an employment agreement with the Company and Norton Healthcare Limited, a subsidiary of the Company, which expires in December 1995. Pursuant to the agreement, Mr. Kaye receives an annual salary of at least 150,000 British pounds and certain benefits for serving as Deputy Chief Executive Officer of the Company and Chief Executive Officer of Norton Healthcare. The agreement restricts Mr. Kaye from competing with the Company, Norton Healthcare and certain other affiliated entities during his employment and for 12 months thereafter. In connection with the acquisition of Norton Healthcare, the Company agreed to cause the nomination of Mr. Kaye for successive terms as a director for so long as he is an employee of the Company or any of its subsidiaries pursuant to his employment agreement.

         Executive officers may participate in the Company's stock option plans and the Company's Employee Savings Plan, which are described below. Other than such plans, the Company does not have any compensation plans or similar arrangements under which any executive officer is entitled to benefits, except group life, medical, dental, and disability plans available generally to all employees.

STOCK OPTION PLANS

         On July 29, 1994, the shareholders of the Company approved the adoption of the Company's 1994 Stock Option Plan (the "1994 Plan") and, effective upon such approval, the Company's 1985 Stock Option Plan (the "1985 Plan") terminated. Following termination of the 1985 Plan, no further options are permitted to be granted thereunder, but such termination does not affect options outstanding under that plan. The 1994 Plan provides for the issuance of incentive stock options within the meaning of Section 422A of the Internal Revenue Code and non-qualified stock options not intended to meet the requirements of Section 422A of the code. The 1994 Plan is administered by the Compensation and Stock Option Committee which, subject to the plan, determines to whom grants are made and the vesting, timing and amounts of such grants. Incentive stock options may be granted to employees of the Company and its subsidiaries, while non-qualified options may be granted to employees, directors, independent contractors and agents of the Company and its subsidiaries. The exercise price of options may not be less than the fair market value of the Common Stock on the date of grant, and the term of options may not exceed ten years. Options to receive up to 3,000,000 shares of Common Stock may be granted under the 1994 Plan. In addition, during 1994, the Company assumed the options to acquire common stock of McGaw and Zenith that were outstanding prior to the acquisitions of such companies.

         The following table sets forth information concerning stock option grants made during 1994 to the executive officers named in the "Summary Compensation Table."

                    STOCK OPTION GRANTS IN FISCAL YEAR 1994

                                                                                               POTENTIAL REALIZABLE VALUE
                                                  PERCENT OF                                   AT ASSUMED ANNUAL RATES OF
                                                    TOTAL                                     STOCK PRICE APPRECIATION FOR
                                    OPTIONS        OPTIONS                                             OPTION TERM
                                    GRANTED      GRANTED TO      EXERCISE                     ----------------------------
           NAME AND                   (1)         EMPLOYEES        PRICE     EXPIRATION            5%              10%
       PRINCIPAL POSITION             (#)            (%)            ($)         DATE              ($)              ($)
       ------------------           -------     -------------    --------    ----------           ---              ---
Phillip Frost, M.D.
Chief Executive Officer             50,000           1.6          34.88       2/24/2001         710,000         1,654,563

Isaac Kaye
Deputy Chief Executive Officer      50,000           1.6          34.88       2/24/2001         710,000         1,654,563

Richard C. Pfenniger, Jr.           50,000           1.6          34.88       2/24/2001         710,000         1,654,563
Chief Operating Officer             50,000           1.6          24.25       4/28/2001         493,500         1,150,500

Norwick B.H. Goodspeed
President, McGaw, Inc.             110,000(2)        3.6          20.00       3/24/2001         895,000         2,086,700

Jane Hsiao, Ph.D.
Vice Chairman-Technical Affairs     25,000           0.8          34.88       2/24/2001         355,000           827,281

- - --------------
(footnotes on next page)

                                     -11-


         (1) All options are nonqualified options and vest in equal portions over four years, except that options granted to Mr. Goodspeed vest 50% after two years, and 25% each year thereafter.

         (2) In March 1994, Mr. Goodspeed was granted options to acquire 110,000 shares of Common Stock at an exercise price of $29.13 per share, which options were cancelled in July 1994 in connection with the grant of the 110,000 options indicated in the above table.

         The following table sets forth information concerning stock option exercises during 1994 by each of the executive officers named in the "Summary Compensation Table" and the year-end value of unexercised options held by such officers.


  STOCK OPTION EXERCISES IN FISCAL YEAR 1994 AND FISCAL YEAR-END OPTION VALUES

                                                                                                      VALUE OF UNEXERCISED
                                     SHARES                        NUMBER OF UNEXERCISED              IN-THE-MONEY OPTIONS
                                    ACQUIRED                     OPTIONS AT FISCAL YEAR-END          AT FISCAL YEAR-END (1)
                                       ON           VALUE       ---------------------------     ------------------------------
            NAME AND                EXERCISE      REALIZED      EXERCISABLE   UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
        PRINCIPAL POSITION             (#)           ($)            (#)            (#)              ($)               ($)
        ------------------          --------      --------      -----------   -------------     -----------      -------------
Phillip Frost, M.D.
Chief Executive Officer               - 0 -         - 0 -         50,000         200,000           - 0 -             - 0 -

Isaac Kaye
Deputy Chief Executive Officer        - 0 -         - 0 -         50,000         200,000           - 0 -             - 0 -

Richard C. Pfenniger, Jr.
Chief Operating Officer               - 0 -         - 0 -         16,250         148,750           - 0 -             - 0 -

Norwick B.H. Goodspeed
President, McGaw, Inc.               18,739       342,362         10,918         119,045         105,157            62,000

Jane Hsiao, Ph.D.
Vice Chairman-Technical Affairs      22,500       277,313         18,750          81,250           - 0 -             - 0 -

- - --------------------
         (1) The value of unexercised in-the-money options represents the number of options held at year-end 1994 multiplied by the difference between the exercise price and $19.00, the closing price of the Common Stock at year-end 1994.

         The following table sets forth certain information concerning stock option repricings occurring since the Company became a reporting company under the Securities Exchange Act of 1934, as amended.

                           TEN-YEAR OPTION REPRICINGS

                                             NUMBER OF
                                              SHARES      MARKET PRICE OF   EXERCISE PRICE                LENGTH OF
                                            UNDERLYING     STOCK AT TIME      AT TIME OF       NEW      ORIGINAL TERM
                                              OPTION      OF REPRICING OR    REPRICING OR    EXERCISE   REMAINING AT
NAME AND                       DATE  OF      REPRICED        AMENDMENT        AMENDMENT       PRICE        DATE OF
PRINCIPAL POSITION            REPRICING        (#)              ($)              ($)           ($)        REPRICING
- - ------------------            ---------     ----------    ---------------   --------------   --------   -------------
Norwick B.H. Goodspeed
President, McGaw, Inc.         7/28/94        110,000          16.63            29.13         20.00       80 months

EMPLOYEE SAVINGS PLANS

         The Employee Savings Plan is an employee retirement plan maintained under Section 401(k) of the Internal Revenue Code. All employees of the Company and its subsidiaries in the United States may participate in the plan after completing three months of service. Under the plan, each participant may, subject to the requirements imposed on 401(k) plans under the Internal Revenue Code, elect to have up to 15% of his annual earnings deferred and contributed to the plan. All employee contributions are invested at the direction of the participant into one or more available investment funds, including, effective January 1, 1995, a fund comprised of the Company's Common Stock. In its discretion, the Company may match the employee's annual contributions to the plan up to a maximum amount to be determined by the Company each year. For
1992, 1993 and 1994, the Company made a matching contribution, paid in shares of Common Stock, in the amount of 50% of each participant's contributions, up to a maximum of 6% of the participant's earnings. For 1995, the Company will match 100% of the participant's contributions, up to 3% of the participant's annual compensation, payable at the election of the participant in cash or Common Stock. McGaw maintained a similar plan, which was merged into the Employee Savings Plan effective January 1, 1995. Under the McGaw plan, McGaw made a cash matching contribution in the amount of 100% of each participant's contributions, up to a maximum of 3% of the participants earnings, in each of 1992, 1993 and 1994.

PERFORMANCE GRAPH

         The graph and table set forth below compare the cumulative total shareholder return on the Common Stock for 1990 through 1994 with the Dow Jones Pharmaceuticals Index and the Dow Jones Equity Market Index for the same period. The graph and table assume an investment of $100 in the Common Stock and each index on December 29, 1989 (the last trading day in 1989), and the reinvestment of all dividends.

YEAR-END                             1989   1990    1991     1992   1993    1994
- - --------                             ----   ----    ----     ----   ----    ----
IVAX Corporation                      100     99     732      554    545     361
Dow Jones Pharmaceutical Index        100    117     183      150    139     159
Dow Jones Equity Market Index         100     96     127      138    152     153

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

         The compensation of the Company's executive officers, including the Chief Executive Officer, is determined by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"), which is composed of three non-employee directors. The Committee's compensation policies are based on a desire to enhance long-term shareholder value. To achieve this goal, the Committee recognizes that it must adopt compensation policies which will attract, retain and motivate qualified and experienced executive officers. In attracting and retaining executives, the Committee recognizes that the Company must compete for the services of executives with many other companies which possess significantly greater financial resources than the Company and have available more comprehensive compensation plans and arrangements than are presently utilized by the Company. To adequately motivate executives in view of the goal of enhancing shareholder value, the Committee recognizes that it must design compensation policies which align the financial interests of the Company's executive officers with those of its shareholders.

         In light of these factors, the Committee believes that the best manner presently available to the Company to attract, retain and motivate talented executives is through the award of significant long-term compensation in the form of stock options at the time the executive joins the Company and periodically thereafter. The Committee believes that providing executives with opportunities to acquire significant stakes in the growth and prosperity of the Company through the grant of stock options will enable the Company to attract and retain qualified and experienced executive officers. In addition, the Committee believes that this approach to compensation creates an entrepreneurial atmosphere which motivates executives to perform to their full potential. The Committee believes that dependence on stock options for a significant portion of executive compensation more closely aligns the executives' interests with those of the Company's shareholders, since the ultimate value of such compensation is directly dependant on the stock price.

         Accordingly, the Committee has designed the compensation of executive officers to consist of a reasonable annual salary, significant long-term compensation in the form of stock options and, in certain limited circumstances, cash bonuses for superior performance during a particular year. In addition, the Committee has implemented Guidelines Regarding Exercise of Stock Options (the "Guidelines"), applicable to all managers, scientists and other professionals, including all executive officers of the Company, which are intended to encourage individuals who have been awarded stock options to maintain ownership of a meaningful portion of any shares acquired upon exercise. The Committee will consider an individual's past compliance with the Guidelines in considering the award of additional options.

         EXECUTIVE OFFICERS (OTHER THAN THE CHIEF EXECUTIVE OFFICER). The Chief Executive Officer, with the assistance of other executive officers, makes annual salary recommendations to the Committee for the executive officers of the Company. Such recommendations are reviewed and approved by the Committee with any modifications deemed appropriate. In reviewing and approving annual salary recommendations, the Committee considers several factors, including individual performance, the executive's responsibilities, the cost of living, and the financial performance of the Company, including the Company's revenues, net income and earnings per share. The Company has not, however, established specific performance goals or tied executive compensation to the achievement of specific performance goals. The compensation determination is largely subjective, and no specific weight is given to any particular factor. The Committee may, in certain circumstances, pay a cash bonus to executives whose individual performance during a particular year was outstanding, in the subjective opinion of the Committee. The amount of any bonus is based upon the recommendation of the Chief Executive Officer. The Company has not set specific goals for executives or tied the payment of bonuses to specific goals. The 1994 bonus paid to Mr. Goodspeed, the President of McGaw, Inc., was determined in accordance with a bonus program established by McGaw prior to its acquisition by the Company which required payment of a bonus if McGaw met a predetermined performance level.

         Stock options represent a significant portion of total compensation for the Company's executive officers. Options are generally awarded to executive officers at the time that they join the Company and periodically thereafter. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the value of the Company's stock price increases. Generally, grants vest in equal amounts over a four-year period and have seven-year terms. Executives must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options to executive officers are generally made upon the recommendation of the Chief Executive Officer based on the level of an executive's position with the Company, an evaluation of the executive's past and expected performance, the number of outstanding and previously granted options, past compliance with the Guidelines, and discussions with the executive. The determination of the timing and number of stock options granted to the executive officers is made by the Committee on a subjective basis, with no specific weight given to any particular factor.

         Upon consummation of the acquisition of McGaw, Inc. in March 1994, the Company granted Mr. Goodspeed 110,000 stock options with a term of seven years at an exercise price of $29.13 per share, the market price of the Common Stock on the date of grant. In the months following the acquisition, the market price of the Common Stock declined such that the exercise price of Mr. Goodspeed's options was as much as approximately 195% of the market price of the Common Stock. Mr. Goodspeed is the President of McGaw, Inc., and McGaw's business represents approximately one third of the Company's 1994 net revenues. Stability in McGaw's management, particularly during the important transitional period following its acquisition, was and is considered by management to be crucial to the operations of the Company. After the acquisition, Mr. Goodspeed was offered extremely attractive alternative employment opportunities by a former McGaw executive. In light of these factors, and in order to retain and appropriately motivate Mr. Goodspeed, in July 1994, the Committee cancelled the 110,000 options granted to Mr. Goodspeed in March 1994, and granted Mr. Goodspeed 110,000 new options at an exercise price of $20.00 per share, which was approximately 120% of the market price of the Common Stock at that time. Other than the exercise price and date of grant, Mr. Goodspeed's new options were granted on the same terms as the cancelled options. Except as described with respect to Mr. Goodspeed, the Company has never adjusted or amended the exercise price of options held by any of its executive officers or directors.

         CHIEF EXECUTIVE OFFICER. The Committee approved Dr. Frost's $425,000 base salary and $50,000 bonus in 1994, and also granted to Dr. Frost options to purchase 50,000 shares of Common Stock, on the basis of the magnitude of his responsibilities, his strong leadership of the Company, his direct impact on the performance of the Company, and the exemplary levels of performance achieved by the Company during 1993, including its net revenues, net income and earnings per share. The determination of his compensation package was subjective, with no specific weight given to any particular factor. The stock options granted to Dr. Frost have a term of seven years, vest in equal parts over four years, and have an exercise price equal to the fair market value of the Common Stock on the date of grant.

         TAX MATTERS. Section 162(m) of the Internal Revenue Code of 1986, as amended generally disallows a deduction for federal income tax purposes to public companies for compensation over $1 million paid in any taxable year to the Company's Chief Executive Officer or to any of the four other most highly compensated executive officers of the Company. Qualifying performance-based compensation is not subject to the limitation if certain requirements are satisfied. Based upon applicable regulations, the Company believes that compensation expenses relating to options granted under its stock option plans will not be subject to the Section 162(m) limitations.

         The Committee continually evaluates the Company's compensation policies and procedures with respect to its executive officers.

                                    COMPENSATION COMMITTEE:

                                         John H. Moxley III, M.D.
                                         M. Lee Pearce, M.D.
                                         Michael Weintraub

                              INDEPENDENT AUDITORS

         Arthur Andersen LLP, independent public accountants, was appointed by the Board of Directors to audit the Company's financial statements for 1995. This firm has acted as independent public accountants for the Company since 1986. Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions raised by shareholders.

                               OTHER INFORMATION

SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

         Any shareholder proposals intended to be presented at the Company's 1996 annual meeting of shareholders must be received by the Secretary, IVAX Corporation, 8800 Northwest 36th Street, Miami, Florida 33178-2404, no later than March 1, 1996, in order to be considered for inclusion in the Company's proxy statement and form of proxy card relating to such meeting.

EXPENSES OF SOLICITATION

         The cost of this solicitation will be borne by the Company. In addition to the use of the mail, regular employees of the Company may solicit proxies personally or by telephone or facsimile. The Company will reimburse brokers, banks, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of Common Stock.

OTHER BUSINESS

         As of the date of this proxy statement, the Board of Directors knows of no business to be presented at the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, the persons named as proxies will vote on such matters in their discretion.

June 28, 1995

                                IVAX CORPORATION
             8800 NORTHWEST 36TH STREET, MIAMI, FLORIDA 33178-2404

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Phillip Frost, M.D., Jack Fishman, Ph.D., and Richard C. Pfenniger, Jr., and each of them severally, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes each of them to vote as designated on the reverse side, all the shares of Common Stock, par value $0.10 per share, of IVAX Corporation (the "Company") held of record by the undersigned at the close of business on June 19, 1995, at the Annual Meeting of Shareholders to be held on July 28, 1995, and at any adjournment of such meeting, and, in their discretion, to vote such shares upon such other business as may properly come before the meeting.

WHEN PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES.

PLEASE COMPLETE, SIGN, AND DATE THIS PROXY ON THE REVERSE SIDE, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                           (continued on other side)

                              FOLD AND DETACH HERE

ELECTION OF DIRECTORS

FOR each nominee          WITHHOLD
listed (except as         AUTHORITY
marked to the             to vote for all
contrary)                 nominees listed

NOMINEES: Mark Andrews; Lloyd Bentsen; Ernst Biekert, Ph.D.; Leslie B. Daniels;
          Dante B. Fascell; Jack Fishman, Ph.D.; Phillip Frost, M.D.;
          Harold S. Geneen; Peter M. Gottsegen; Jane Hsiao, Ph.D.;
          Lyle Kasprick; Isaac Kaye; Harvey M. Krueger;
          John H. Moxley III, M.D.; M. Lee Pearce, M.D.; and Michael Weintraub.

- - -------------------------------------------------------------------------------
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.)

                       The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the July 28, 1995 meeting.

                       Dated:___________________________________________, 1995

                       ________________________________________________________
                       Signature

                       ________________________________________________________
                       Signature if held jointly

                       (Please sign exactly as name or names appear hereon. Full title of one signing in representative capacity should be clearly designated after signature. Names of all joint holders should be written even if signed by only one.)

                       PLEASE COMPLETE, SIGN, AND DATE THIS PROXY, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. Postage is not necessary if mailed in the United States.

PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES

                              FOLD AND DETACH HERE